Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, January 15, 2020 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank (the “Bank”), today announced record earnings for the twelve months ended December 31, 2019. For the year ended December 31, 2019, Plumas Bancorp (the “Company”) reported net income of $15.5 million, an increase of $1.5 million, or 11%, from $14.0 million for the year ended December 31, 2018. Earnings per diluted share increased to $2.97 for the year ended December 31, 2019, up $0.29 from $2.68 for 2018. Earnings for the fourth quarter of 2019 totaled $3.9 million, an increase of $0.3 million, or 9%, from $3.6 million for the three months ended December 31, 2018. Earnings per diluted share increased to $0.74 for the three months ended December 31, 2019, up $0.06 from $0.68 for the fourth quarter of 2018.

Financial Highlights

December 31, 2019 compared to December 31, 2018

●	Total assets increased by $41 million, or 5%, to $865 million.
●	Gross loans increased by $54 million, or 9%, to a record level of $620 million.
●	Total deposits increased by $21 million, or 3%, to $747 million.
●	Total equity increased by $17.6 million to $85 million; also a record.
●	Book value per share increased by $3.33, or 26%, to $16.36, up from $13.03.
●	Dividends paid per common share increased to a record level of 46 cents.
●	Tangible common equity to total assets increased to 9.7%.

Income Statement

Year ended December 31, 2019 compared to December 31, 2018

●	Net income increased by $1.5 million or 11%, to $15.5 million.
●	Diluted EPS increased by $0.29, or 11%, to $2.97 from $2.68.
●	Net interest income increased by $4.5 million to $37.6 million.
●	Return on average equity totaled 20.2%.
●	Return on average assets totaled 1.82%.

Three months ended December 31, 2019 compared to December 31, 2018

●	Net income increased by $311 thousand or 9%, to $3.9 million.
●	Diluted EPS increased by $0.06, or 9%, to $0.74 from $0.68.
●	Net interest income increased by $474 thousand to $9.4 million.
●	Return on average equity totaled 18.5%.
●	Return on average assets totaled 1.76%.

President’s Comments

“We are gratified to have ended 2019 with record levels of earnings, loan balances and shareholders’ equity. We’re also quite pleased that our performance has been recognized throughout the investment community as evidenced by the numerous awards we received over the past year,” stated Plumas Bank Director, President and Chief Executive Officer, Andrew J. Ryback.

Ryback continued, “We continue to focus on meeting the changing needs of both our consumer and business clients. Over the last two years we have implemented consumer-oriented technological initiatives including person-to-person (P2P), which is an online service that allows customers to transfer funds from their bank account to another individuals account via the internet or a mobile phone. We also implemented MobiMoney, which is an application that allows users to control and manage their debit card transactions. These technologies enable more secure and convenient payments. Going forward, we will expand our business-oriented digital offerings by integrating mobile wallet technology and streamlining loan applications and forms. This will increase convenience and efficiency for our business clients.” He added, “We see a significant opportunity for growth in the Northern Nevada region and with the addition during 2019 of two new directors from the Reno area, Michonne Ascuaga and Heidi Gansert, along with the strong guidance of the entire board, we look forward to expanding our presence in this high-growth market.”

Ryback concluded, “As we enter our 40th year, I’d like to thank our loyal shareholders and clients for their support. Additionally, I’d like to extend my gratitude to our directors, executives, and the entire Plumas Bank team for their hard work and dedication to our clients and our communities.”

Loans, Deposits, Investments and Cash

Gross loans increased by $53.5 million, or 9%, from $566 million at December 31, 2018 to $620 million at December 31, 2019. The three largest areas of growth in the Company’s loan portfolio were $45 million in commercial real estate loans, $13 million in auto loans and $10 million in agricultural loans. These items were partially offset by declines in other loan categories of $15 million, the largest of which was a decline in construction loans of $9.0 million.

Total deposits increased by $20.8 million from $727 million at December 31, 2018 to $747 million at December 31, 2019. On October 26, 2018 we purchased a branch in Carson City, Nevada from Mutual of Omaha Bank. In this transaction we acquired $45.6 million in deposits including $18.5 million in time deposits. We experienced a decrease in deposits at this branch mostly related to the maturity of time deposits which were yielding significantly higher rates than our offering rates. In total, time deposits at the Carson City Branch declined by $14.8 million from $17.8 million at December 31, 2018 to $3.0 million at December 31, 2019. Excluding the effect of the decline in time deposits in Carson City, total deposits would have increased by $35.6 million or 5%. At December 31, 2019, 44% of the Company’s deposits were in the form of non-interest-bearing demand deposits and only 5% were time deposits. The Company has no brokered deposits.

The $20.8 million increase in deposits includes increases of $27.6 million in non-interest-bearing demand deposits, $8.1 million in money market accounts and $6.2 million in savings accounts. These items were partially offset by declines of $2.3 million in interest-bearing demand deposits and $18.8 million in time deposits.

Total investment securities decreased by $12.2 million from $171.5 million at December 31, 2018 to $159.3 million at December 31, 2019. Cash and due from banks increased by $256 thousand from $46.7 million at December 31, 2018 to $46.9 million at December 31, 2019.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2019 totaled $2.8 million, up from $2.3 million at December 31, 2018. Nonperforming assets as a percentage of total assets increased to 0.33% at December 31, 2019 up from 0.28% at December 31, 2018. OREO declined by $463 thousand from $1.2 million at December 31, 2018 to $707 thousand at December 31, 2019. Nonperforming loans at December 31, 2019 were $2.0 million, up $0.9 million from $1.1 million at December 31, 2018. Nonperforming loans as a percentage of total loans increased to 0.33% at December 31, 2019, up from 0.20% at December 31, 2018.

During 2019 and 2018 we recorded a provision for loan losses of $1.5 million and $1.0 million, respectively. Net charge-offs totaled $1.2 million and $711 thousand during the twelve months ended December 31, 2019 and 2018, respectively. The allowance for loan losses totaled $7.2 million at December 31, 2019 and $7.0 million at December 31, 2018. The allowance for loan losses as a percentage of total loans decreased from 1.23% at December 31, 2018 to 1.17% at December 31, 2019.

Shareholders’ Equity

Total shareholders’ equity increased by $17.6 million from $66.9 million at December 31, 2018 to $84.5 million at December 31, 2019. The largest component of the $17.6 million increase was earnings during the twelve-month period totaling $15.5 million. In addition, we recorded an increase in accumulated other comprehensive income of $4.1 million from a loss of $2.0 million at December 31, 2018 to income of $2.1 million at December 31, 2019. Stock option activity increased shareholders’ equity by $0.4 million. During 2019 the Company paid two 23 cents per share semi-annual cash dividends which had the effect of reducing shareholders’ equity by $2.4 million.

Net Interest Income and Net Interest Margin

Net interest income for the twelve months ended December 31, 2019 was $37.6 million, an increase of $4.5 million from the $33.1 million earned during the same period in 2018. During the year ended December 31, 2019 the Bank benefited from increases in the average balance of loans of $70.2 million and an increase in yield on loans of 8 basis points to 5.82%. Interest income increased by $5.0 million while interest expense increased by $511 thousand. The increase in interest expense was mostly related to the higher costs of deposits at our Carson City, Nevada branch. Net interest margin for the twelve months ended December 31, 2019 increased 5 basis points to 4.75%, up from 4.70% for the same period in 2018.

Net interest income was $9.4 million for the three months ended December 31, 2019, an increase of $474 thousand, or 5%, from $9.0 million for the same period in 2018. The increase in net interest income includes an increase of $482 thousand in interest income; the largest component of which was an increase in interest and fees on loans of $537 thousand. This increase in interest and fees on loans was related to an increase in average loan balances of $49.6 million. Yield on loans decreased by 12 basis points to 5.66% related to a decline in market interest rates including a decline in the average prime rate. Interest expense increased by $8 thousand. Net interest margin for the three months ended December 31, 2019 decreased 13 basis points to 4.60%, down from 4.73% for the same period in 2018.

Non-Interest Income/Expense

During the year ended December 31, 2019, non-interest income totaled $8.1 million, a decrease of $746 thousand from the twelve months ended December 31, 2018. The largest component of this decrease was a decline of $1.0 million in gains on sale of SBA loans from $1.9 million during the twelve months ended December 31, 2018 to $867 thousand during 2019. Proceeds from SBA loan sales totaled $19.5 million during 2019 and $41.7 million during 2018. Loans originated for sale totaled $20.4 million during 2019 compared to $38.9 million during the twelve months ended December 31, 2018. We attribute some of the decline in originations to the government shutdown during the first quarter of 2019. During the shutdown we were unable to provide SBA guaranteed loans. In addition, higher market rates have resulted in a decrease in demand and competition in the SBA lending market remains intense. Non-interest income benefited during the 2018 period from a $209 thousand gain recorded upon the prospective adoption of a newly effective accounting pronouncement impacting the measurement of equity securities, which in our case consists of stock in our correspondent banks, without a readily determinable fair market value. No gain or loss was recorded on these investment securities during the current period. Partially offsetting these declines in non-interest income were increases of $119 thousand in service charge income, $200 thousand in interchange income and a $114 thousand gain on sale of investment securities.

During the three months ended December 31, 2019, non-interest income totaled $2.0 million, an increase of $173 thousand from the three months ended December 31, 2018. The largest component of this increase was a $93 thousand gain on sale of investment securities.

During 2019, total non-interest expense increased by $969 thousand to $22.8 million. The largest component of this increase was $871 thousand in salaries and benefit expense. Salary expense increased by $1.0 million related to annual merit and promotion increases, an increase of seven FTE and a full year of operations of our Carson City, Nevada branch. Other significant increases in salary and benefit expense include a decline of $226 thousand in the deferral of loan origination costs and an increase of $114 thousand in medical insurance expense. Partially offsetting these items was a decline of $544 thousand in commission expense consistent with the decline in SBA sales.

During the three months ended December 31, 2019, total non-interest expense declined by $227 thousand to $5.5 million, down from $5.7 million for the comparable period in 2018. The largest component of this decline was a net gain on the sale of two OREO properties totaling $266 thousand.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the California counties of Placer and Butte and one located in the Oregon county of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of December 31,
	2019	2018	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$46,942	$46,686	$256	0.5%
Investment securities	159,320	171,507	(12,187)	-7.1%
Loans, net of allowance for loan losses	616,036	562,498	53,538	9.5%
Premises and equipment, net	14,629	14,287	342	2.4%
Bank owned life insurance	13,184	12,856	328	2.6%
Real estate acquired through foreclosure	707	1,170	(463)	-39.6%
Accrued interest receivable and other assets	14,373	15,394	(1,021)	-6.6%
Total assets	$865,191	$824,398	$40,793	4.9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$747,324	$726,565	$20,759	2.9%
Accrued interest payable and other liabilities	23,052	20,591	2,461	12.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	780,686	757,466	23,220	3.1%
Shareholders’ equity	84,505	66,932	17,573	26.3%
Total liabilities and shareholders’ equity	$865,191	$824,398	$40,793	4.9%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31,	2019	2018	Dollar Change	Percentage Change

Interest income	$39,302	$34,322	$4,980	14.5%
Interest expense	1,747	1,236	511	41.3%
Net interest income before provision for loan losses	37,555	33,086	4,469	13.5%
Provision for loan losses	1,500	1,000	500	50.0%
Net interest income after provision for loan losses	36,055	32,086	3,969	12.4%
Non-interest income	8,135	8,881	(746)	-8.4%
Non-interest expense	22,810	21,841	969	4.4%
Income before income taxes	21,380	19,126	2,254	11.8%
Provision for income taxes	5,868	5,134	734	14.3%
Net income	$15,512	$13,992	$1,520	10.9%

Basic earnings per share	$3.01	$2.74	$0.27	9.9%
Diluted earnings per share	$2.97	$2.68	$0.29	10.8%

FOR THE THREE MONTHS ENDED DECEMBER 31,	2019	2018	Dollar Change	Percentage Change

Interest income	$9,849	$9,367	$482	5.1%
Interest expense	407	399	8	2.0%
Net interest income before provision for loan losses	9,442	8,968	474	5.3%
Provision for loan losses	600	200	400	-
Net interest income after provision for loan losses	8,842	8,768	74	0.8%
Non-interest income	2,014	1,841	173	9.4%
Non-interest expense	5,508	5,735	(227)	-4.0%
Income before income taxes	5,348	4,874	474	9.7%
Provision for income taxes	1,467	1,304	163	12.5%
Net income	$3,881	$3,570	$311	8.7%

Basic earnings per share	$0.75	$0.70	$0.05	7.1%
Diluted earnings per share	$0.74	$0.68	$0.06	8.8%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Year Ended			Three Months Ended
	12/31/2019	12/31/2018	12/31/2017	12/31/2019	12/31/2018
EARNINGS PER SHARE
Basic earnings per share	$3.01	$2.74	$1.64	$0.75	$0.70
Diluted earnings per share	$2.97	$2.68	$1.58	$0.74	$0.68
Weighted average shares outstanding	5,155	5,108	5,005	5,163	5,129
Weighted average diluted shares outstanding	5,228	5,219	5,185	5,231	5,222
Cash dividends paid per share[1]	$0.46	$0.36	$0.28	$0.23	$0.18

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.82%	1.83%	1.18%	1.76%	1.74%
Return on average equity	20.2%	23.3%	15.4%	18.5%	22.2%
Yield on earning assets	4.97%	4.87%	4.50%	4.79%	4.94%
Rate paid on interest-bearing liabilities	0.39%	0.30%	0.27%	0.36%	0.36%
Net interest margin	4.75%	4.70%	4.35%	4.60%	4.73%
Noninterest income to average assets	0.95%	1.16%	1.19%	0.91%	0.90%
Noninterest expense to average assets	2.68%	2.86%	2.89%	2.49%	2.79%
Efficiency ratio[2]	49.9%	52.0%	55.5%	48.1%	53.1%

	12/31/2019	12/31/2018	12/31/2017
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$7,243	$6,958	$6,669
Allowance for loan losses as a percentage of total loans	1.17%	1.23%	1.37%
Nonperforming loans	$2,050	$1,117	$3,022
Nonperforming assets	$2,813	$2,340	$4,401
Nonperforming loans as a percentage of total loans	0.33%	0.20%	0.62%
Nonperforming assets as a percentage of total assets	0.33%	0.28%	0.59%
Net charge-offs	$1,215	$711	$480
Net charge-offs as a percentage of average loans	0.21%	0.14%	0.10%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,166	5,137	5,065
Shareholders' equity	$84,505	$66,932	$55,700
Book value per common share	$16.36	$13.03	$11.00
Tangible common equity[3]	$83,584	$65,748	$55,619
Tangible book value per common share[4]	$16.18	$12.80	$10.98
Tangible common equity to total assets	9.7%	8.0%	7.5%
Gross loans to deposits	82.9%	77.9%	73.4%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	10.4%	9.3%	8.8%
Common Equity Tier 1 Ratio	13.1%	11.8%	12.0%
Tier 1 Risk-Based Capital Ratio	13.1%	11.8%	12.0%
Total Risk-Based Capital Ratio	14.2%	13.0%	13.2%

(1) The Company paid a semi-annual dividend of  23 cents per share on November 15,2019 and May 15, 2019, 18 cents per share on  November 15, 2018 and May 15, 2018 and 14 cents per share on November 15, 2017 and May 15, 2017.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.